Exhibit 16.1

Cornick Garber Sandler
Certified Public Accountants & Advisors

April 28, 2015

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F. Street, NE
Washington, DC 20549

              Re: Be Active Holdings, Inc.

Ladies and Gentlemen:

               We have read the statements of Be Active Holdings, Inc. pertaining to our Firm included under Item 4.01 of the Current Report on Form  8·K dated April 27, 2015 and agree with such statements as they pertain to our Firm. We have no basis to agree or disagree with other statements of the Registrant contained therein.

/s/ Cornick Garber Sandler LLP
CERTIFIED PUBLIC ACCOUNTANTS

Cornick, Garber le Sandler, LLP 825Thlrd Avenue, New York, NY 10022-9524 T 212.557.3900 F 212.557.3936 50 Charles Lindbergh Blvd., Uniondale, NY 11553-3600 T 516.542.9030 F 516.542.9035	cgscpa.com